Exhibit 99.1
Kitara Media Secures $10 Million Credit Facility from Wells Fargo Capital Finance

November 7, 2013, Jersey City, NJ — Kitara Media Corp. (OTCBB: KITM) today announced it has closed on a new three-year credit facility with Wells Fargo Capital Finance. The transaction provides up to a $10 million revolving line of credit scheduled to mature in November 2016.

“We are delighted that a major financial institution such as Wells Fargo supports our business plan,” said Bob Regular, Kitara Media’s Chief Executive Officer. “The digital media industry is undergoing transformative growth. Our new credit facility means that we can rapidly expand our relationships with our customers who want video advertising solutions across web, social and mobile platforms.”

“At Wells Fargo, we are pleased to provide this credit facility and assist Kitara Media in realizing its goals and objectives,” said Patrick Gurin, Vice President of Loan Originations at Wells Fargo Capital Finance. “We look forward to building a long-term relationship with Kitara Media.”

Further details concerning the credit facility will be contained in a Current Report on Form 8-K to be filed by Kitara Media with the Securities and Exchange Commission.

Kitara Media also announced that it expects to report its financial results for the third quarter of fiscal 2013 next week.

About Kitara Media
Kitara Media is a digital media company bringing together video, display and mobile strategies to offer advertisers and publishers a robust full-service solution for today’s ever changing digital landscape. Kitara Media currently reaches up to 50 million people a month using its state of the art proprietary video ad technology. The company is headquartered in Jersey City, New Jersey. For more information visit http://www.kitaramedia.com.

Forward-Looking Statements:

Certain information and statements contained in this press release, including those regarding Kitara Media’s capital structure, ability to execute its operating plan, anticipated financial flexibility and other statements that are not statements of historical fact, are forward-looking statements within the meaning of federal securities laws. These statements may be identified, without limitation, by the use of forward-looking terminology such as “anticipates”, “expects,” “will” or comparable terms or the negative thereof. Such statements are based on management’s current estimates, assumptions that management believes to be reasonable, and currently available competitive, financial, and economic data as of the date hereof and we undertake no obligation to update any such statements to reflect subsequent changes in events or circumstances. Forward-looking statements are inherently uncertain and subject to a variety of events, factors and conditions, many of which are beyond the control of Kitara Media and not all of which are known to Kitara Media, including, without limitation those risk factors described from time to time in Kitara Media’s reports filed with the SEC.

Media Contact:

Randy Orndorf
RandyO@KitaraMedia.com
201.539.2204